Consulting Agreement Between
                      GENICOM Corporation
                      and W. Allen Surber



This agreement, by and between the GENICOM Corporation, a Delaware Corporation (hereinafter called the Company) and W.
Allen Surber (hereinafter called Consultant).



WITNESSETH THAT:

IN CONSIDERATION of the mutual promises hereinafter set forth, the Company and Consultant do hereby agree as follows:

   1. This agreement pertains to consulting services as set forth in Attachment A and advice to be furnished to the Company at its request from time to time by the Consultant during the period commencing October 17, 1994 and ending April 14, 1995 inclusive. The amount paid for said services under this agreement exclusive of travel and living expenses and computer service expenses shall not exceed the sum of seventy-five thousand and 00/100 dollars ($75,400).
        Assignment of this agreement or of any interest therein or any payment due or to become due hereunder, without prior written consent of the Company shall be void.

   2. Consultant will participate, as requested by the Company, as a consultant and advisor in the fields and technologies pertaining to relays as set forth in Attachment A as amended from time to time. Prior approval of hours to be worked/travel and living expenses must be received from the President/CEO of GENICOM Corporation or his designee.

   3. Within the maximum sum stated in paragraph (1) above and with prior approval as set forth in paragraphs (2) and (9), the Company will reimburse Consultant for services rendered at the rate of seventy-two dollars and 12/100 ($72.12) per hour worked hereunder. The first 26 weeks of this agreement (October 17, 1994, running through April 14, 1995) will be guaranteed for payment unless Consultant accepts other employment during this period. Should Consultant accept other employment during this period, this agreement becomes null and void. The Company will, in addition, reimburse the Consultant for reasonable travel and living expenses incurred while traveling at the request of the Company in the performance of tasks under this agreement. Statements in duplicate will be submitted by the Consultant at the first of each month itemizing hours worked each month with documentation of travel and living expenses.

   4. The work contemplated under this agreement requires that Consultant have access to information which is proprietary and/or confidential to the Company. Consultant agrees no to publish or otherwise disclose to persons outside the Company, without specific permission from the Company, any Company information acquired by Consultant as a result of participation in studies or work under this agreement, not to use said information in any ways which might be injurious to the interests of the Company.

   5. Consultant agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by Consultant which may result from or be suggested by work performed by Consultant under this agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Consultant to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Consultant beyond that specifically provided by this agreement.

   6. Consultant will furnish, on request, written reports of the work performed by Consultant under this agreement, including findings, conclusions, recommendations, and supporting data and analysis, and any such reports shall become the sole property of the Company.

   7. Consultant is an independent contractor under this contract. Consultant is not an employee of the Company and will not be entitled to participate in, or receive any benefits, privileges, or rights given or extended by the Company to its employees including without limitation, Company employee insurance, pension, savings plans, etc.

   8. This agreement may be terminated by either party by written notice provided, however, the obligations of Consultant under paragraph 4 and 5 herein shall survive any termination of this agreement. In the event of such termination, Consultant shall be paid pursuant to the provisions of paragraph (3) above for services rendered and costs incurred up to the date of such termination shall be accepted by Consultant in full satisfaction of all claims and demands against the Company based upon or arising out of the performance of this agreement. However, in the event termination is made by the Company prior tot he expiration of the "guaranteed for payment" period specified in paragraph (3), payment for the remaining unexpired portion of said "guaranteed for payment" period will be paid to the Consultant in lump sum fashion by the Company.

   9. The President/CEO of GENICOM Corporation, shall represent the Company in the administering of this agreement and must approve all requests for Consultant's payment pursuant to paragraph (3) of the agreement. The Company may, by written notice, appoint another Company representative for the above purposes.

   10. This agreement is the sole agreement between Consultant and the Company with respect to consulting services to be performed during the term of this agreement and it supersedes all prior arrangements and understandings with respect thereto. No change, modification, alteration or addition to any provisions hereof shall be binding unless in writing and signed by both Consultant and Chief Financial Officer of the Company.

   11. This agreement shall be construed, interpreted, and applied in accordance with the law of the Commonwealth of Virginia.



     P.T. Winn                                   10/10/94
     ---------------------------------------	 --------
     P.T. Winn, President/Chief Executive Officer   Date


     W. Allen Surber                              10/11/94
    ---------------------------------------	 --------
     W. Allen Surber, Consultant                  Date



Approvals:



     C.B. Meyer                                   10/14/94
    ---------------------------------------	 --------
     C.B. Meyer, Vice President, Human Resources    Date



     J.A. Jones                                   10/17/94
    ---------------------------------------	 --------
     J.A. Jones, Corporate Controller               Date



                         Attachment A

                 Consulting Agreement Between
                    GENICOM Corporation and
                        W. Allen Surber


A brief description of work assignment:

Provide consultant services on non-impact printer technology and printer industry matters and issues under direction of the President/CEO of GENICOM Corporation or his designee.